Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial Results for the

Quarter and Full Year Ended December 31, 2018

HIGHLIGHTS

•	Full year new bookings up 22% from 2017

•	Full year total bookings up 15% from 2017

•	Cash flow from operations up 26% from 2017

•	Providing 2019 guidance; raising adjusted EBITDA outlook

RELATED NEWS – ACI to Acquire Speedpay. This morning ACI announced a definitive agreement to acquire Western Union’s Speedpay U.S. domestic bill pay business. Please refer to simultaneously issued press release available in the Investor Relations section of our website www.aciworldwide.com/.

NAPLES, FLA — February 28, 2019 — ACI Worldwide (NASDAQ: ACIW), a leading global provider of real-time electronic payment and banking solutions, today announced financial results for the quarter and full year ended December 31, 2018.

“ACI delivered strong bookings in 2018, with 22% new bookings growth,” stated Phil Heasley, President and CEO, ACI Worldwide. “We saw particular strength within our Real-Time Payments and Merchant eCommerce solutions. In addition, cash flow from operating activities grew 26% from 2017. However, we did not deliver 2018 revenue and EBITDA as expected as we were impacted by unforeseen events that delayed certain contracts. This included a recent capital markets transaction in the financial services industry. We expect these contracts to materialize in 2019 and are increasing our guidance to reflect these deals.” Heasley continued, “We are also very excited to announce the anticipated acquisition of Speedpay. The combination is expected to strengthen our leadership position in the U.S. bill pay market. Further, we expect the increased scale of the combined bill pay business to enhance ACI On Demand profitability, and fuel investments and innovation across the entire portfolio.”

FULL YEAR 2018 FINANCIAL SUMMARY

Full year new bookings of $757 million and total bookings of $1.26 billion were up 22% and 15%, respectively, from last year. We ended the year with a 60-month backlog of $4.2 billion and a 12-month backlog of $811 million.

Effective January 1, 2018, the company adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”), which supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition (“ASC 605”).

Full year revenue under ASC 606 was $1.010 billion. Under ASC 605, revenue was $1.012 billion, down slightly from $1.024 billion in 2017. Under both ASC 605 and ASC 606, net income in 2018 was $69 million, or $0.59 per diluted share, versus net income of $5 million, or $0.04 per diluted share in 2017. Adjusted EBITDA under ASC 606 was $251 million. Under ASC 605 adjusted EBITDA was $261 million versus $262 million in 2017.

ACI’s On Premise segment revenue in 2018 was $577 million on a reported basis. On a constant GAAP basis revenue was $580 million, or a decline of 3% given the previously mentioned contract delays. On Premise segment adjusted EBITDA margin was 56% in 2018 versus 58% in 2017.

ACI’s On Demand segment revenue in 2018 grew 2% to $433 million and represented 43% of total revenue. After adjusting for pass through interchange revenues of $170 million and $163 million in 2018 and 2017, respectively, net adjusted EBITDA margin was 5% in 2018 versus negative 1% in 2017.

Cash flow from operating activities in 2018 was $184 million, up 26% from $146 million in 2017. 2018 adjusted operating free cash flow (OFCF) was $148 million, up 14% from 2017.

As of December 31, 2018, ACI had $149 million in cash on hand and a debt balance of $685 million, down $11 million from $696 million at year end 2017. In 2018 we repurchased 2.3 million shares for $55 million, or an average price of $23.21 per share. We have $176 million currently available under the repurchase authorization.

2019 GUIDANCE

For the full year 2019, the company expects revenue to be between $1.10 billion and $1.125 billion, which represents 9-11% growth over 2018. Adjusted EBITDA is expected to be in a range of $310 million to $325 million, which is up from previous expectations of $300 million to $315 million, and represents 24-29% growth over 2018. We expect to generate between $205 million and $215 million of revenue in the first quarter. We expect full year 2019 new bookings to grow in the upper single digits to low double digits. 2019 operating free cash flow expected to be in a range of $165 million to $180 million.

In addition to our updated 2019 guidance, we are reiterating our previously issued 2020 EBITDA outlook. 2020 adjusted EBITDA is targeted to be in a range of $335 million to $350 million.

We will update our 2019 and 2020 financial expectations for the financial impact of the Speedpay transaction upon closing.

CONFERENCE CALL TO DISCUSS FINANCIAL RESULTS AND OUTLOOK

Management will host a conference call at 8:30 am ET to discuss these results, 2019 guidance, as well the Speedpay acquisition. Interested persons may access a real-time audio broadcast of the teleconference at http://investor.aciworldwide.com/ or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, international: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 5556709. There will be a replay of the call available for two weeks on (855) 859-2056 for US/Canada callers and +1 (404) 537-3406 for international participants.

About ACI Worldwide

ACI Worldwide, the Universal Payments (UP) company, powers electronic payments for more than 5,100 organizations around the world. More than 1,000 of the largest financial institutions and intermediaries, as well as thousands of global merchants, rely on ACI to execute $14 trillion each day in payments and securities. In addition, myriad organizations utilize our electronic bill presentment and payment services. Through our comprehensive suite of software solutions delivered on customers’ premises or through ACI’s private cloud, we provide real-time, immediate payments capabilities and enable the industry’s most complete omni-channel payments experience. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

Contacts

Investors:

John Kraft

John.kraft@aciworldwide.com

Phone: +1 239-403-4627

© Copyright ACI Worldwide, Inc. 2019

ACI, ACI Worldwide, the ACI logo, ACI Universal Payments, UP, the UP logo and all ACI product/solution names are trademarks or registered trademarks of ACI Worldwide, Inc., or one of its subsidiaries, in the United States, other countries or both. Other parties’ trademarks referenced are the property of their respective owners.

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude significant transaction-related expenses, as well as other significant non-cash expenses such as depreciation, amortization and stock-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•

Adjusted EBITDA: net income plus income tax expense (benefit), net interest income (expense), net other income (expense), depreciation, amortization and stock-based compensation, as well as significant transaction-related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, net income.

ACI is also presenting adjusted operating free cash flow, which is defined as net cash provided by operating activities and net after-tax payments associated with significant transaction-related expenses, less capital expenditures. Adjusted operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize adjusted operating free cash flow as a further indicator of operating performance and for planning investment activities. Adjusted operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of adjusted operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that adjusted operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI backlog includes estimates for SaaS and PaaS, license, maintenance, and services specified in executed contracts but excluded from contracted revenue that will be recognized in future periods, as well as revenue from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimates are derived using the following key assumptions:

•

License arrangements are assumed to renew at the end of their committed term or under the renewal option stated in the contract at a rate consistent with historical experience. If the license arrangement includes extended payment terms, the renewal estimate is adjusted for the effects of a significant financing component.

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	SaaS and PaaS arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including, but not limited to, reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenue or that the actual revenue will be generated within the corresponding 60-month period.

Backlog estimates should be considered in addition to, rather than as a substitute for, reported revenue and contracted but not recognized revenue (including deferred revenue).

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) expectations that the Speedpay acquisition will strengthen our leadership position in the U.S. bill pay market and expectations that the increased scale of the combined bill pay business will enhance ACI On Demand profitability, fuel investments and innovation across the entire portfolio; (ii) expectations that delayed contracts will materialize in 2019; (iii) expectations regarding our increased guidance in 2019; (iv) expectations regarding revenue, adjusted EBITDA, new bookings growth and operating free cash flow in 2019; (v) expectations regarding revenue in Q1 2019; and (vi) expectations regarding our 2020 adjusted EBITDA target.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, increased competition, the success of our Universal Payments strategy, demand for our products, restrictions and other financial covenants in our debt agreements, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our ability to protect customer information from security breaches or attacks, our compliance with privacy regulations, our ability to adequately defend our intellectual property, exposure to credit or operating risks arising from certain payment funding methods, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, volatility in our stock price, and potential claims associated with our sale and transition of our CFS assets and liabilities. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$148,502	$69,710
Receivables, net of allowances	348,182	262,845
Recoverable income taxes	6,686	7,921
Prepaid expenses	23,277	23,219
Other current assets	39,830	58,126

Total current assets	566,477	421,821

Noncurrent assets
Accrued receivables, net	189,010	—
Property and equipment, net	72,729	80,228
Software, net	137,228	155,386
Goodwill	909,691	909,691
Intangible assets, net	168,127	191,281
Deferred income taxes, net	27,048	66,749
Other noncurrent assets	52,145	36,483

TOTAL ASSETS	$2,122,455	$1,861,639

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$39,602	$34,718
Employee compensation	38,115	48,933
Current portion of long-term debt	20,767	17,786
Deferred revenue	104,843	107,543
Income taxes payable	5,239	9,898
Other current liabilities	88,054	102,904

Total current liabilities	296,620	321,782

Noncurrent liabilities
Deferred revenue	51,292	51,967
Long-term debt	650,989	667,943
Deferred income taxes, net	31,715	16,910
Other noncurrent liabilities	43,608	38,440

Total liabilities	1,074,224	1,097,042

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	702	702
Additional paid-in capital	632,235	610,345
Retained earnings	863,768	550,866
Treasury stock	(355,857)	(319,960)
Accumulated other comprehensive loss	(92,617)	(77,356)

Total stockholders’ equity	1,048,231	764,597

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,122,455	$1,861,639

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2018	2017	2018	2017
Revenues
Software as a service and platform as a service	$110,626	$112,895	$433,025	$425,572
License	137,991	129,546	280,556	293,124
Maintenance	53,065	55,242	219,145	222,071
Services	18,268	28,712	77,054	83,424

Total revenues	319,950	326,395	1,009,780	1,024,191

Operating expenses
Cost of revenue (1)	104,281	115,993	430,351	452,286
Research and development	32,969	30,732	143,630	136,921
Selling and marketing	24,576	26,695	117,881	107,885
General and administrative	20,399	22,700	107,422	153,032
Depreciation and amortization	21,311	22,238	84,585	89,427

Total operating expenses	203,536	218,358	883,869	939,551

Operating income	116,414	108,037	125,911	84,640

Other income (expense)
Interest expense	(9,875)	(8,815)	(41,530)	(39,013)
Interest income	2,893	143	11,142	564
Other, net	(688)	(443)	(3,724)	(2,619)

Total other income (expense)	(7,670)	(9,115)	(34,112)	(41,068)

Income before income taxes	108,744	98,922	91,799	43,572
Income tax expense	21,054	65,758	22,878	38,437

Net income	$87,690	$33,164	$68,921	$5,135

Earnings per common share
Basic	$0.76	$0.28	$0.59	$0.04
Diluted	$0.74	$0.28	$0.59	$0.04
Weighted average common shares outstanding
Basic	116,066	118,315	116,057	118,059
Diluted	117,852	119,727	117,632	119,444

(1)	The cost of revenue excludes charges for depreciation but includes amortization of purchased and developed software for resale.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2018	2017	2018	2017
Cash flows from operating activities:
Net income	$87,690	$33,164	$68,921	$5,135
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	5,909	6,213	23,805	24,871
Amortization	18,552	19,239	73,545	77,353
Amortization of deferred debt issuance costs	756	749	4,637	4,286
Deferred income taxes	1,405	59,367	(5,734)	21,660
Stock-based compensation expense	(282)	(9,041)	20,360	13,683
Other	575	(659)	2,007	435
Changes in operating assets and liabilities:
Receivables	(73,203)	(88,641)	(14,760)	(8,243)
Accounts payable	9,983	9,910	5,766	(1,700)
Accrued employee compensation	(9,776)	1,150	(9,684)	94
Current income taxes	5,314	5,934	(5,115)	(4,227)
Deferred revenue	14,266	1,687	14,219	439
Other current and noncurrent assets and liabilities	22,281	22,053	5,965	12,411

Net cash flows from operating activities	83,470	61,125	183,932	146,197

Cash flows from investing activities:
Purchases of property and equipment	(1,831)	(7,151)	(18,265)	(25,717)
Purchases of software and distribution rights	(3,752)	(7,369)	(25,628)	(28,697)
Other	—	—	(1,467)	—

Net cash flows from investing activities	(5,583)	(14,520)	(45,360)	(54,414)

Cash flows from financing activities:
Proceeds from issuance of common stock	772	773	3,098	2,958
Proceeds from exercises of stock options	1,269	3,588	19,674	13,872
Repurchase of restricted stock for tax withholdings	—	—	(2,588)	(5,311)
Repurchases of common stock	—	(37,387)	(54,527)	(37,387)
Proceeds from senior notes	—	—	400,000	—
Redemption of senior notes	—	—	(300,000)	—
Proceeds from revolving credit facility	—	25,000	109,000	67,000
Repayments of revolving credit facility	—	(27,000)	(111,000)	(153,000)
Proceeds from term portion of credit agreement	—	—	—	415,000
Repayments of term portion of credit agreement	(3,957)	(5,188)	(109,289)	(386,040)
Payment for debt issuance costs	(66)	—	(7,319)	(5,340)
Payments on other debt and capital leases	(2,421)	(614)	(4,753)	(9,900)

Net cash flows from financing activities	(4,403)	(40,828)	(57,704)	(98,148)

Effect of exchange rate fluctuations on cash	(1,324)	(3,997)	(2,076)	322

Net increase (decrease) in cash and cash equivalents	72,160	1,780	78,792	(6,043)
Cash and cash equivalents, beginning of period	76,342	67,930	69,710	75,753

Cash and cash equivalents, end of period	$148,502	$69,710	$148,502	$69,710

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures

(unaudited and in millions, except per share data)

Adjusted EBITDA (millions)	Quarter Ended December 31,			Year Ended December 31,
	2018	2018	2017	2018	2018	2017
	As Reported	Under	Under	As Reported	Under	Under
	ASC 606	ASC 605	ASC 605	ASC 606	ASC 605	ASC 605
Net income	$87.7	$72.2	$33.2	$68.9	$68.9	$5.1
Plus:
Income tax expense (benefit)	21.1	17.6	28.9	22.9	23.0	1.5
Tax reform transition tax	—	—	20.9	—	—	20.9
Tax reform revaluation of deferred tax balances	—	—	16.0	—	—	16.0
Net interest expense	7.0	9.6	8.7	30.4	40.7	38.4
Net other expense (income)	0.7	0.8	0.4	3.7	3.3	2.6
Depreciation expense	5.9	5.9	6.2	23.8	23.8	24.9
Amortization expense	18.6	18.6	19.2	73.5	73.5	77.4
Non-cash compensation expense	(0.3)	(0.3)	(9.0)	20.4	20.4	13.7

Adjusted EBITDA before significant transaction related expenses	$140.7	$124.4	$124.5	$243.6	$253.6	$200.5
Legal judgement	—	—	—	—	—	46.7
Significant transaction related expenses	0.9	0.9	5.3	7.4	7.4	14.7

Adjusted EBITDA	$141.6	$125.3	$129.8	$251.0	$261.0	$261.9

Segment Information (millions)	Quarter Ended December 31,			Year Ended December 31,
	2018	2018	2017	2018	2018	2017
	As Reported	Under	Under	As Reported	Under	Under
Revenue	ASC 606	ASC 605	ASC 605	ASC 606	ASC 605	ASC 605
ACI On Premise	$209.3	$190.7	$213.5	$576.8	$580.1	$598.6
ACI On Demand	110.6	110.2	112.9	433.0	432.1	425.6

Total	$319.9	$300.9	$326.4	$1,009.8	$1,012.2	$1,024.2

Segment Adjusted EBITDA
ACI On Premise	$152.4	$133.0	$151.0	$323.9	$327.7	$347.1
ACI On Demand	16.3	18.5	7.0	12.0	15.6	(1.8)

Reconciliation of Adjusted Operating Free Cash Flow	Quarter Ended		Year Ended
(millions)	December 31,		December 31,
	2018	2017	2018	2017
Net cash flows from operating activities	$83.5	$61.1	$183.9	$146.2
Net after-tax payments associated with significant transaction related expenses	0.6	0.9	7.5	7.6
Net after-tax payments associated with litigation judgment	—	—	—	30.4
Less capital expenditures	(5.6)	(14.5)	(43.9)	(54.4)

Adjusted Operating Free Cash Flow	$78.5	$47.5	$147.5	$129.8